EXHIBIT 10.3

                              SUBLEASE AGREEMENT

      This Sublease is entered into by and between Presidio Exploration, Inc., a Colorado corporation ("Sublessor"), and Texoil Co. ("Sublessee"), as of January 1, 1990.

      WHEREAS, Home Petroleum Corporation ("Home") was the lessee of Suite 4000 on the 40th floor of the 1600 Smith Street Building (the "Building"), located at 1600 Smith Street, Houston, Texas, pursuant to a Lease Agreement dated the 15th day of October, 1984 by and between 1600 Smith Street Venture as Landlord ("Building Landlord") and Home (the "Base Lease"); and

      WHEREAS, the rights and obligations of the "Tenant" under the Base Lease were assigned to and assumed by Home, pursuant to the Assignment and Assumption of Lease dated December 15, 1988, executed by HPC, Inc. (as assignor) and Home (as assignee) and consented to by Building Landlord; and

      WHEREAS, Home assigned its rights under the Base Lease to Sublessor pursuant to the assignment dated December 13, 1989 between Home and Sublessor making Sublessor current Tenant under the Base Lease of Suite 4000 on the 40th floor of the Building; and

      WHEREAS, on January 1, 1990, Sublessor desires to sublet to Sublessee and Sublessee desires to sublet from Sublessor that approximate 6,693 square foot portion of the premises, and in June, 1990 Sublessor desires to sublet to Sublessee and Sublessee desires to sublet from Sublessor an additional 2,384 square foot portion of the premises leased by Sublessor pursuant to the Base Lease as further collectively described in the space plan attached as Exhibit A (the "Subleased Premises");

      NOW, THEREFORE, Sublessor, for and in consideration of the rents, covenants and agreements hereinafter contained on the part of the Sublessee to be paid, kept and performed, does hereby sublease and demise unto Sublessee, and Sublessee hereby takes and hires from Sublessor, the Subleased Premises.

      AND, Sublessor and Sublessee hereby agree as follows:

      1. Sublessee covenants to pay to Sublessor during the term of this Sublease, (a) an annual base rental of $41,754.20 ("Sublessee's Base Rent") in equal monthly installments of $3,479.52 each in advance on the first day of each month during the term hereof commencing on January 1, 1990 (however, during the first five months of this Sublease Agreement, Sublessee shall pay a pro rata monthly installment of Sublessee's Base Rent based on 6,693 square feet equal to $2,565.65) and (b) Sublessee's proportionate share of the Additional Rent payable by Lessor pursuant to (and as defined in) Section 4.01(i) of the Base Lease ("Sublessee's Additional Rent"). The Sublessee's Base Rent is calculated at the rate of $4.60 per square foot of rentable area. Sublessee's Additional Rent shall equal the product obtained by multiplying the Additional Rent owned by Sublessor by a fraction, (a)

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the numerator of which is the rentable area of the Subleased Premises, (b) the denominator of which is the rentable area of the Premises under the Base Lease. For purposes of calculating Sublessee's Base Rent and Sublessee's Additional Rent, the rentable area of the Subleased Premises shall be deemed to be 6,693 square feet from January 1, 1990 to June 1, 1990 and 9,077 square feet thereafter, and the rentable area of the Premises shall be deemed to be 16,783 square feet. The foregoing described Sublessee's Base Rent and Sublessee's Additional Rent shall be paid by Sublessee without notice or demand and without abatement, deduction or set-off of any amount whatsoever. The estimated amount of Sublessee's Additional Rent shall be payable monthly in advance at the same time as estimated Additional Rent is due and payable by Sublessor to Building Landlord. If the estimated Sublessee's Additional Rent is greater or less than the actual Sublessee's Additional Rent, then Sublessee shall pay any underpayment or be entitled to a credit for any overpayment of Sublessee's Additional Rent in accordance with Section 4.06 of the Base Lease. Contemporaneously with the execution of this Sublease, Sublessee is paying to Sublessor $5,856.38, which evidences the amount of Sublessee's Base Rent and estimated Sublessee's Additional Rent owed for the month of January, 1990.

      2. Sublessee shall accept the Subleased Premises in AS IS, WITH ALL FAULTS, Sublessee hereby acknowledges that no representations with respect to their condition have been made to it; provided, however, Sublessor shall pay the cost of building two demising walls from floor to ceiling and upgrading the necessary partitions to demising walls in accordance with plans and specifications approved by Sublessor and Sublessee.

      3. Pursuant to Article 9 of the Base Lease, the Building Landlord has certain rights to consent or refuse its consent to this Sublease Agreement as more fully described therein. The obligations of Sublessor and Sublessee hereunder are subject to the obtaining of the consent hereto of Building Landlord, and this Sublease Agreement shall not be effective until such consent has been obtained. In the event Building Landlord has not executed this Sublease Agreement by December 18, 1990, this Sublease Agreement shall automatically terminate and neither Sublessor nor Sublessee shall have further rights or obligations hereunder.

      4. Except for Sections 1.02, 1.03, Article 3, 5 and 6, of the Base Lease, attached hereto as Exhibit B, and to the extent not otherwise inconsistent with the agreements and understandings expressed in this Sublease or applicable only to the original parties to the Base Lease, the terms, provisions, covenants and conditions of the Base Lease are hereby incorporated herein by reference, and the following shall apply:

            (a) The term "Landlord" as used herein shall refer to Sublessor hereunder (and its successors and assigns), and the term "Tenant" as used therein shall refer to Sublessee hereunder (and its permitted successors and assigns).

            (b) In any case where Building Landlord reserves the right to enter the Subleased Premises, said right shall inure to the benefit of Building Landlord as well as to Sublessor.

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            (c) Sublessee hereby expressly assumes and agrees to perform all of the terms, obligations, covenants and conditions required pursuant to the Base Lease to be performed by Sublessor with respect to the Subleased Premises, except to make any payments of rent to Building Landlord, and not to do, suffer or permit anything to be done which would result in a default under the Base Lease or cause the Base Lease to be terminated or forfeited.

      5. Sublessor agrees to perform all of the terms, obligations, covenants and conditions of the "Tenant" under the Base Lease and not to do, suffer or permit anything to be done which would result in a default under the Base Lease or cause the Base Lease to be terminated or forfeited; provided, however, the provisions of this Paragraph 5 shall not be construed to obligate Sublessor to perform those obligations assumed by Sublessee pursuant to Paragraph 4(c).

      6. In the event any installment of Sublessee's Base Rent or Sublessee's Additional Rent as described in Paragraph 1 above, [the parking charges to be paid pursuant to Paragraph 13], or any other amount due from Sublessee to Sublessor under this Sublease Agreement (collectively, "Sublessee's Rent"), has not been paid when due, Sublessee shall also pay late charges and default interest for such amounts in a manner consistent with Sections 5.02 and 12.01 of the Base Lease.

      7. If Sublessee should fail to pay Sublessee's Rent when due or if Sublessee should fail to perform Sublessee's other obligations hereunder or should an execution, or attachment or other judicial process be levied against any of Sublessee's property, or should Sublessee file petition for bankruptcy or be adjudicated a bankrupt or make an assignment for the benefit of creditors, then in any such event, Sublessee's Rent for the balance of term of this Sublease Agreement, shall, at Sublessor's option, without the necessity of notice, accelerate and immediately become due, and Sublessor shall have the option to terminate this Sublease Agreement, or without terminating the Sublease Agreement, to terminate Sublessee's right to possession and exercise any of the other remedies available to Base Landlord under Article 18 of the Base Lease. In either event, Sublessor may, without additional notice and without court proceedings, re-enter and repossess the Subleased Premises and remove all persons and property therefrom. Sublessee hereby waives any claim arising by reason of such re-entry, repossession or removal or by reason of issuance of any distress warrant or writ of sequestration and agrees to hold Sublessor harmless from any such claim. If Sublessee is evicted from the Subleased Premises as the result of any default by Sublessee hereunder, and Sublessor attempts to rent the Subleased Premises (it being understood that Sublessor shall not be obligated to mitigate its damages), Sublessee shall be charged with and be liable for all costs of reletting incurred by Sublessor (such as, but not limited to, locator service fees and brokerage fees), regardless of whether or not reletting attempts are successful. This amount shall be in addition to past due rentals, future rentals, and/or charges for cleaning, repairing, repainting and replacing as hereinabove provided, or other sums due under this Sublease Agreement, and the foregoing shall not waive or diminish Sublessor's right to recover such additional amounts whether expressly provided herein or otherwise available to Sublessor at law or in equity. All subsequent rentals shall be credited against Sublessee's liability for future rentals, but in no event shall Sublessee be entitled to any excess

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of rent (or rent plus other sums) obtained by Sublessor reletting or selling the
Demised Premises over and above the cost herein reserved.

      8. If Sublessee fails to perform any of its obligations under this Sublease Agreement, Sublessor may, but without obligation to do so and without thereby waiving or curing such default, pay or perform or cause to be paid or performed the underlying obligation for the account of Sublessee, in which event the amounts paid and the reasonable and necessary costs incurred by Sublessor (together with defaulted interest accrued thereon pursuant to Paragraph 6) shall be considered "Sublessee's Rent" hereunder and shall be due and payable by Sublessee to Sublessor upon the demand therefor. Sublessee agrees that Sublessor shall be entitled to enter upon the Subleased Premises to the extent necessary to cure any default by Sublessee hereunder.

      9. In the event that Sublessee requires services, goods or materials to be furnished by Building Landlord other than those required to be furnished under the Base Lease, Sublessee shall pay to Building Landlord or Sublessor (as a part of Sublessee's Rent hereunder) all charges by Building Landlord for such matters not later than ten (10) days after Building Landlord renders a statement for services to Sublessee pursuant to Section 5.03 of the Base Lease.

      10. Except as provided in this Article 10, Sublessee shall not assign this Sublease Agreement in whole or in part, by operation of law or otherwise, or sublet the Subleased Premises in whole or in part without the prior written consent of Sublessor, such consent not to be unreasonably withheld. Any attempt to make such an assignment or to sublet the Subleased Premises without the prior written consent of Sublessor shall be null, void and provisions of a sublease, an outline of the terms of which has been presented to Sublessor. Sublessee shall be entitled to keep all rent collected in said sublease, anything in the Base Lease or this Sublease Agreement notwithstanding, but shall continue to remit payments to Sublessor as to such 2,384 square feet as herein set forth. In the case of a default on the party of Sublessee, any rent paid to Sublessee pursuant to the terms of the above described sublease, shall be paid directly to Sublessor as opposed to Sublessee.

      11. Sublessee shall carry and maintain in full force and effect insurance on terms and conditions consistent with the insurance required to be maintained by Sublessor under Section 13.01 of the Base Lease. The insurance policies obtained by Sublessee shall name Building Landlord and Sublessor as an additional insured and Sublessee shall provide certificates of insurance and copies of such policies to Building Landlord and Sublessor immediately following their issuance.

      12. Anything in this Sublease Agreement to the contrary notwithstanding, each party hereto (the "first party") hereby waives any and every claim which arises or may arise in favor and against the other party hereto (the "second party") during the term of this Sublease Agreement, or an extension or renewal thereof, for any and all loss of, or damage to, any of the first party's property, which loss or damage is or could have been covered by Texas Standard Form Fire, Lightning and/or Extended Coverage Insurance Policies, notwithstanding that any sch loss or damage may be due to or result from the negligence of either of the parties hereto or their respective employees or agents.

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Each party hereto agrees to maintain coverage of all risks that can be covered by Texas Standard Form Fire, Lightning and/or Extended Coverage Insurance Policies. The foregoing shall not modify Sublessee's obligations under any paragraph hereof requiring Sublessee to repair damage or destruction to Subleased Premises caused by any party other than Sublessor, nor Sublessee's liability to any third party, including other tenants in the building. Said waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Sublease Agreement with respect to any losses or damage to property of the parties hereto. In as much as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto hereby agrees immediately to give such insurance company which has issued to it policies of fire, lightning and extended coverage insurance written notice of the terms of said mutual waivers, and have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

      13. Sublessor shall allow Sublessee the right to 1 reserved parking space and 11 unreserved parking spaces at current monthly changes imposed by Building Landlord. Sublessee will pay the total charges imposed by Building Landlord for such parking spaces.

      14. If Sublessee or any party claiming under Sublessee shall remain in possession of the Subleased Premises after the expiration or earlier termination of this Sublease Agreement, then Sublessee shall be deemed a tenant-at-sufferance, terminable at any time, and shall pay Sublessee's Rent at double the rental rate of the most recent Sublessee's Rent due prior to such termination or expiration, but otherwise shall be subject to all of the obligations of Sublessee under this Sublease Agreement. Additionally, Sublessee shall pay to Sublessor all damages sustained by Sublessor on account of such holding over by Sublessee (including, without limitation, damages owed by Sublessor to the Building Landlord as a consequence of the holding over). No holding over by Sublessee, whether with or without consent of Sublessor, shall operate to extend this Sublease Agreement.

      15. Sublessor's rights under the Base Lease (excepting such rights as are personal to Sublessor) may be enforced against the Building Landlord by Sublessee in its own name or in Sublessor's name provided Sublessee advices Sublessor in writing at least seven (7) days before taking any action to enforce such rights. Sublessee agrees to reimburse Sublessor for any reasonable attorney's fees or other expenses incurred by Sublessor as a result of any such action.

      16. Sublessee shall indemnify and hold Sublessor and Building Landlord harmless from and against any and all liabilities arising from Sublessee's use and occupancy of the Subleased Premises, or from the conduct of Sublessee's use of the Subleased Premises, or from the conduct of Sublessee's business or from any activity,, work or things done, suffered or permitted by Sublessee in or about the Subleased Premises or elsewhere and shall further indemnify and hold Sublessor and Building Landlord harmless from and against any and all claims and any and all liabilities arising from any breach or default in the performance of any obligation on Sublessee's part to be performed under the terms of this Sublease or the Base Lease or arising from any negligence of Sublessee, or any of Sublessee's agents, contractors, or employees, and from and against any and all costs, attorney's fees,

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expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Sublessee or Building Landlord by reason of any such claim, Sublessee, upon notice from Sublessor, shall defend the same at Sublessee's expense by counsel satisfactory to Sublessor and Building Landlord. Sublessee, as a material part of the consideration hereunder to Sublessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Subleased Premises (excluding damage at the Premises leased by Sublessor under the Base Lease which are not a part of the Subleased Premises herein demised) arising from any cause (except the gross negligence of Sublessor) and Sublessee hereby waives all claims in respect thereof against Sublessor.

      17. Any rent, notices or demands to be paid or given pursuant to the Base Lease or this Sublease Agreement shall comply with the Base Lease and shall be sent to Sublessor or Sublessee, respectively at the addresses set forth below, or at such other address as either party shall designate by written notice to the other party.

                              To Sublessor:

                              Presidio Oil Co.
                              5613 DTC Parkway #750
                              Denver, Colorado 80111

                              To Sublessee:

                              Texoil Company
                              Walter Williams
                              1600 Smith
                              Houston, Texas 77002

      18. This Sublease Agreement contains all of the understandings of the parties and all representations made by either party to the other prior hereto are merged herein. This Sublease Agreement shall be governed by the laws of the State of Texas.

      19. This Sublease Agreement may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.

      20. Building Landlord joins in the execution of this Sublease Agreement for the purposes of evidencing the following and for no other purposes:

            (a) Its consent to the sublease by Sublessor to Sublessee of the Subleased Premises in accordance with the terms and provisions of this Sublease Agreement; and

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            (b) Its agreement to make available to Sublessee during the term of this Sublease Agreement the services and rights with respect to the Subleased Premises to which Sublessor is entitled pursuant to the terms of the Base Lease.

            (c) Its consent to the provisions of Paragraphs 2 and 10 hereof even though such provisions may conflict with the terms of the Base Lease.

      IN WITNESS WHEREOF, the parties have duly executed this Sublease as of the day and year first above written.

                                    SUBLESSOR:
                                    PRESIDIO EXPLORATION, INC.

                                    By:

                                    Date:

                                    SUBLESSEE:

                                    TEXOIL COMPANY

                                    By:

                                    Date:

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